Exhibit 10.1

Certain information in this agreement has been redacted as its disclosure has been deemed not material and its disclosure could be deemed competitively harmful to Shuttle Pharmaceuticals Holdings, Inc. if it is publicly disclosed. As a result, and in accordance with Rule 601 of Regulation S-K under the Securities Exchange Act of 1934, as amended, such information has been redacted and brackets have been put in its place to show where such confidential information has been redacted.

PROPOSAL Quote # 1087

Synthesis and Scale-up of 25 kg cGMP Campaign for IPdR from an FDA Approved Facility

Submitted to:
Anatoly Dritschilo, MD
CEO and Chairman
Shuttle Pharmaceuticals
1 Research Court, Suite 450
Rockville, MD 20850

anatoly.dritschilo@shuttlepharma.org

TCG GreenChem, Inc. - A Contract Innovator Organization TM

TCG GreenChem, Inc. Fit and Value Proposition:

TCG GreenChem, Inc. was founded by former big-pharma pharmaceutical executives with a track record in the development of hundreds of New Chemical Entities (NCE) into the clinic and commercialization of several well-known pharmaceutical products for Boehringer-Ingelheim, Sepracor, and Merck & Co, Inc. TCG GreenChem, Inc., based in Princeton South NJ, and Richmond VA, brings the experience, technological expertise, and know-how, which is required to meet all objectives of drug development. TCG GreenChem Research and Development Center at Princeton South has state of the art process research labs, analytical capabilities, and cGMP Kilo Laboratories to manufacture and release API. TCG GreenChem is positioned as a Contract Innovator Organization TM with a unique modus operandi in the space of pharmaceutical R&D. TCG GreenChem is the Drug Development Engine that accelerates “Molecules to Medicines” by delivering novel solutions to difficult and highly complex synthetic organic problems to support the cGMP manufacturing of API for enabling tox studies and Phase I/IIA clinical supplies. Moreover, through strategic collaborations with a select group of technology companies based in the USA, we can ensure “line of sight” from kilo lab to pilot plant and beyond. In addition, alliances with CDMOs in North America and Asia, we ensure reliability to meet today’s regulatory and supply-chain challenges for the commercial manufacturing of API.

TCG GreenChem, Inc. in the United States is a subsidiary of TCG Lifesciences Pvt Ltd. TCG Lifesciences is a private limited firm (formerly “Chembiotek Research International”), leading global Contract Research and Manufacturing Services (CRAMS) and CDMO company in the area of drug discovery, development and commercialization. TCG Lifesciences started operations in 2001 in Kolkata, India and currently has it’s presence in the United States, Europe, and Japan. TCG Lifesciences has a strong talent pool of 1200+ qualified and trained scientists (including 200+ PhDs), drawn from the best domestic and international institutes and industry. TCG Lifesciences’s services span chemistry, in vitro and in vivo pharmacology, analytical development and validation, and specialty chemicals. It’s research infrastructure includes world-class chemistry and biology laboratories, animal facility, electrophysiology laboratory, BSL 2 laboratory (AAALAC accreditation), and cGMP facilities at their R&D centers. TCG Lifesciences also has FDA approved facility in Hyderabad with a pilot plant and commercialization suite.

Executive Summary:

TCG GreenChem, Inc. and Shuttle Pharmaceuticals are collaborating for Process Research, Development and Manufacture of a cGMP campaign to make 25 kg of 1-((2R,4S,5R)-4-hydroxy-5-(hydroxymethyl)tetrahydrofuran-2-yl)-5-iodopyrimidin-2(1H)-one (IPdR) at an FDA approved facility.

Project Objective:

Shuttle Pharmaceuticals seeks delivery of 25 kg IPdR under cGMP conditions (FDA approved facility) and the corresponding analytical supporting documentation. An initial synthetic scheme is provided by Shuttle Pharmaceuticals as shown in the below.

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TCG GreenChem, Inc. will perform process research, development and optimization work and create working standards of starting materials and intermediates to support the qualitative/quantitative analysis of the reaction progress, determination of impurities, total mass balance and assay yields of the reactions. This will also allow us to qualitative/quantitatively assess stability of the reactions, and specific conditions over the course of time. Once the optimization is done, we will perform a demonstration run to prepare 3 X 100g of IPdR in our facility at TCG GreenChem Research and Development Center at Princeton South. In addition to this, we will also prepare a reference standard of IPdR (100g). This optimized synthetic process will be transferred to our manufacturing facility to support the 25 kg cGMP campaign of IPdR.

Project Scope and Deliverables:

Detailed tasks, milestones are proposed along with the costs and associated timelines are furnished below.

Analytical and Quality Control Development: Analytical support of this project will cover the research from early R&D activities, in process controls (IPCs) for the 3 X 100 grams demonstration and cGMP campaign, create, develop, and validated analytical methods for long-term stability studies and for the Certificate of Analysis (COA). If these methods are available from Shuttle Pharma, TCG will do a tech transfer and implement the same.

Process Research and Development: The retro-synthetic analysis given by Shuttle Pharma will be utilized. However, the current conditions to prepare IPdR are not process friendly, nor scalable, hence process research and development is needed. A crystallization process must be developed to deliver the desired purity. During the process research and development of the chemistry, analytical research will play a critical role allowing in process control (IPC) monitoring on the ongoing reactions. For optimization work, we will initially use working standards of the starting materials and intermediates. This will enable a more qualitative/quantitative understanding of the progress of reactions, allow us to obtain reaction assay yields and qualitatively/quantitatively track intermediates and impurities during workup procedures. This will ultimately allow us to determine if the opportunities for improvements centered on the reaction itself, the work-up or purification. This also allows us to qualitatively/quantitatively assess whether the product of a given reaction is stable to the reaction conditions over the course of time. This will be initiated after a successful 3 X 100 g demonstration run and batch specifications in the laboratory setting. The process chemists and the analytical chemists will be working in concert and critically evaluating the data via IPC methods on HPLC, GC, GCMS, LCMS, systems as well as determining assay and weight% yields and identification/characterization of intermediates/API via NMR as needed.

Forced Degradation/Stability Testing: Forced degradation work on the final phase and form of IPdR under acidic, basic, oxidation, thermal and photo stability conditions will be performed as needed basis. A forced degradation report will be provided. This information will be used to generate stability indication methods. We will place the 25 kg cGMP lot on ICH Long Term Stability testing according to a stability protocol approved by Client, under ICH guidelines 25 °C ± 2 °C/60% RH ± 5% RH with pulls at 1, 3, 6, 9, 12, 18, 24, 30 and 36 months 30 °C ± 2 °C/65% RH ± 5% RH with pulls at 1, 3, 6, 9, and 12 months, and accelerated stability at 40 °C ± 2 °C/ 75% RH ± 5% RH, with pulls at 1, 3, and 6 months. Estimated to be seventeen pulls and includes summary reports after each pull and final report after study completion will be provided by TCG GreenChem, Inc.

Stability Indicating Methods: A HPLC stability indicating method will be developed and validated. In addition, a GC method for residual solvent based on headspace analysis will be created, developed, and validated. A development report, validation protocol and validation report will be provided.

Reference Standards: 100 g of IPdR reference standard will be prepared, qualified and a report will be issued. Yearly retesting will be performed for four years.

Certificate of Analysis: The 25 kg cGMP batch of IPdR will be released on a Certificate of Analysis (COA). The GMP release will be accompanied by QA review. The Specification criteria provided by Shuttle Pharma will be utilized for the COA. Upon the request of Shuttle Pharma, some of the listed tests may be removed from the COA and others may be added to support the release of IPdR. Fit for purpose analytical methods, will be created, developed for regulated starting materials (RSM’s) and intermediates as needed. HPLC analysis for weight and area% of final API will be created, developed, and validated for the COA release of IPdR.

Polymorph screening, Crystallization Development, and selection

❖	Characterization of IPdR by XRPD, DSC, TGA, and PLM

❖	Approximate solubility in about 10 solvents

❖	100 screening experiments designed to find most stable crystal form

❖	Scale up all relevant hits

❖	Identify phase origin

❖	Determine most stable anhydrate and stability region

❖	If hydrates exist determine critical Aw at one temperature

❖	Determine appropriate solvents for isolation

❖	Develop robust isolation of desired crystal form

❖	Display POC on 10g scale

cGMP Manufacturing: The specific deliveries of IPdR that will be made are summarized below.

25 kg GMP Campaign: The 25 kg GMP campaign will be processed in a minimum in two batches depending on vessel size and productivity of the reaction. The different lots of material will meet the defined criteria for IPdR and may be combined as one batch for the final crystallization for one COA release. Prior to batch processing, all reagents, intermediates will be use-tested for the reaction. Shuttle Pharmaceuticals will review and approve the batch sheets in advance of starting the cGMP campaign. During the course of cGMP activities, all deviations will be communicated to Shuttle Pharmaceuticals. Minor deviations will be communicated via email to Shuttle Pharmaceuticals and approval by email will allow the campaign to continue. However, for all significant or major deviations, they will be communicated to Shuttle Pharmaceuticals directly and will require Shuttle Pharmaceuticals written sign off to resume the campaign.

Quality Assurance: Detailed information will be afforded separate to this quote that provides a summary of quality systems, status of facility and equipment validation, facility layouts and a chart of the Quality Organization.

Activities and Milestones For Analytical and Process R&D: 3 X 100 g Demonstration Run: This effort will involve Process Research, followed by Process Development with optimization of the route of synthesis (RoS) with determination as to the suitability for further scale-up. This effort will help us understand the robustness of each reaction, how well the analytical methods are capable of being used for IPC and end of reaction determinations.

Scale-up, demonstration run of the process, to prepare 3 X 100 g of IPdR.

Analytical Chemistry and NMR/Structural Elucidation support of R&D for demonstration runs to prepare 3 X 100 g of IPdR.

Activities and Milestones For cGMP Campaign for 25 kg of IPdR: During the 25 kg campaign, TCG GreenChem will complete all process safety experiments, utilizing RC-1/ARSST, DSC, TGA, and hold and stress conditions for the appropriate reactions, intermediates, and API. By performing these experiments, we will identify safe, robust, and reproducible chemistry for the scale up operations in our cGMP manufacturing facility. TCG GreenChem will discover, develop, and validate analytical methods for the final analytical release (COA) of IPdR with specifications as determined by Shuttle Pharma and TCG GreenChem, Inc. TCG GreenChem Inc. will discover, develop, and validate the GC residual solvents method. Any other assays that are deemed necessary by TCG GreenChem and Shuttle Pharma for the cGMP campaign and release testing of IPdR will be created, developed, and validated.

Methods for Release Testing of IPdR: TCG GreenChem will create, develop, and validate the HPLC method for area% and weight% for the final API. A stability indicating method will be created, developed, and validated. A forced degradation with acid and base hydrolysis, oxidation, photolysis, thermolysis (solid and in solution) will be done. The system suitability, linearity and range, specificity, precision, LOD and LOQ and solution stability of IPdR will be evaluated.

TCG GreenChem, Inc. will create, develop, and validate a GC method for residual solvent based on headspace analysis. A development report, validation protocol and validation report will be provided. The linearity and range, specificity, precision, accuracy, LOD, LOQ and solution stability of IPdR will be evaluated. A water content determination will be determined with a verified method. The method precision (n = 6) and accuracy from the spiked samples (n = 3) will be performed.

For the preparation of 25 kg of pure IPdR the campaign will be recorded in a batch record and run in a dedicated cGMP research facility, using qualified equipment with formal release testing of all raw materials, RSM’s and QA review of all operations. The IPC’s, raw material and RSM’s specifications as well as the test methods will be agreed upon by representatives from both Shuttle Pharmaceuticals and TCG GreenChem, prior to initiating this stage in the cGMP commercial facility. This includes a use-test (as needed) with analytical support for release testing of raw materials, and RSM’s.

Analytical release testing of IPdR including QA review and QA sign-off of the product made under cGMP conditions will be completed at our FDA approved cGMP facility in Hyderabad (Clininvent). The product will meet the agreed upon specifications from Shuttle Pharma and TCG. Any changes to the COA will be discussed and Shuttle Pharma will then sign off on the amended COA. An FDA approved analytical lab in TCG Lifesciences, Kolkata will provide a COA, which includes the BSE-TSE statement and Certificate of cGMP compliance.

A cGMP campaign report, including a brief outline of the chemistry, a summary of the batches that were run, and analytical data for the batches will be provided approximately one month after the campaign is complete.

TCG Lifesciences, Kolkata will place the 25 kg cGMP lot on ICH Long Term Stability testing according to a stability protocol approved by Client, under ICH guidelines 25 °C ± 2 °C/60% RH ± 5% RH with pulls at 1, 3, 6, 9, 12, 18, 24, 30 and 36 months 30 °C ± 2 °C/65% RH ± 5% RH with pulls at 1, 3, 6, 9, and 12 months, and accelerated stability at 40 °C ± 2 °C/ 75% RH ± 5% RH, with pulls at 1, 3, and 6 months. Estimated to be seventeen pulls and includes summary reports after each pull and final report after study completion will be provided by TCG Lifesciences, Kolkata.

IPdR reference standard analysis and annual retesting at year 1, year 2, year 3 and year 4, will be provided by TCG Lifesciences, Kolkata.

Reference standard preparation (100 g) of IPdR.

Total Cost of the Project For IPdR: $1,500,000

Milestone 1: 30% ($450,000) paid in advance with approved PO to help secure and defray cost of raw and starting materials, and kick-off the project.

Milestone 2: 20% ($300,000) to be paid upon completion of the research for the identification of the route of synthesis, and the analytical methods for In Process Control (IPC) analysis of this route.

Milestone 3: 20% ($300,000) to be paid upon completion of 3 X 100 g demonstration campaign and specifications setting for the API under non-GMP conditions. Upon completion of the initial analytical development/validation of the COA release testing methods.

Milestone 4: 30% ($450,000) to be paid within 30 days upon completion and delivery of the final material with associated characterization and release data.

The work for this proposal will be done in parallel and the project will be completed with delivery of 25 kg of cGMP IPdR in 30 weeks +/- 3 weeks after receiving the raw materials and starting material (typically takes 5-6 weeks).

Certificate of Analysis Sample

TEST	RESULTS
DESCRIPTION:	yellow powder
INDENTIFICATION:
IR	consistent with structure
NMR	consistent with structure
RELATED COPOUNDS:
HPLC	1.3% of five impurities (by peak)
RESIDUAL SOLVENTS:
K.F. Water Determination	0.2%
GC Solvent Determination	0.07% methanol
RESIDUE ON IGNITION:	Ash: 0.l%
HEAVY METAL:	HM<8ppm
PURITY
HPLC (solvent free basis)	98.7%
Potency (HPLC assay)	99.1%

Communication: TCG GreenChem, Inc. will communicate with Shuttle Pharma through bi-weekly written project progress reports. In addition, a bi-weekly conference call can be held between TCG GreenChem, Inc. and Shuttle Pharma. Shuttle Pharma will be notified by phone of any relevant findings that would impact agreed timelines. Shuttle Pharma will own all intellectual property and improvements that develop from our effort. TCG GreenChem, Inc. will provide written bi-weekly reports/power point, all batch records, analytical methods, and a campaign report with analytical data for the cGMP batch. Shuttle Pharma will have the option of terminating the effort for any reason any time with three weeks advance written notice to TCG GreenChem, Inc. Any non-cancellable costs incurred at the time of termination will still be due.

Conditions of the quote: Timelines and prices are our best estimate. Any unanticipated issues that delay the batch and/or the subsequent delivery, will be addressed by Shuttle Pharma and TCG GreenChem, Inc. Any use of 3rd party services, i.e. analytical services (such as metal analysis and elemental combustion analysis, etc.) will be invoiced at cost with no mark-up.

Payment Schedule for Shuttle Pharmaceuticals Quote # 1087

- 30% ($450,000) in advance with approved PO to help defray cost of starting materials.

- 20% ($300,000) upon completion of the research for the identification of the route of synthesis, and the analytical methods for In Process Control (IPC) analysis of this route.

- 20% ($300,000) upon completion of 3 X 100 g demonstration campaign and specifications setting for the API under non-GMP conditions. This will accompany the initial analytical development/validation of the COA release testing methods.

- 30% ($450,000) to be paid within 30 days upon completion and delivery of the final material with associated characterization and release data.

Total Cost: $1,500,000

ACKNOWLEDGEMENT

This quote is valid for 30 days from the issue date.

Your signature below indicates your acceptance of the pricing and terms detailed in the quote above.

Thank you for the opportunity to be of service.

/s/ Anatoly Dritschilo		9/14/2022
Signature	PO #	Date

Anatoly Dritschilo, CEO, Shuttle Pharmaceuticals, Inc.
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